FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
October 27, 2006                                                                     3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                  (801) 486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Announces Increased Revenues Forecast

Salt Lake City, October 27, 2006 – FX Energy, Inc. (NASDAQ:FXEN) hosted a conference call after the market close on Thursday October 26th to update the production and revenues forecast for the Wilga and Zaniemysl wells in Poland. The Company had previously forecast revenues of about $8 million from the two wells, but raised that estimate to $13 million based on current pricing and production estimates. The Company is forecasting combined U.S. and Polish production of 400 barrels of oil and 6.1 million cubic feet of gas per day for 2007. David Pierce, FX Energy’s president, hosted the call and provided additional detail on the Company’s operations.

Zaniemysl Field
The Zaniemysl-3 well began production October 12, 2006; it is currently flowing at over 5.0 mmcf per day. “We expect to reach a plateau production rate of 10 mmcf of gas per day over the next few weeks and maintain that for about 3 to 4 years and then gradually taper down over another 7 to 8 years,” said Mr. Pierce. The Company estimates that at current wellhead prices the Zaniemysl well will generate gross revenues of just under $3 million per year to FX Energy’s 24.5% interest. “At that rate the well will produce enough revenues to repay the cost of drilling and completion every five months,” noted Pierce. Independent reservoir engineers calculate proved reserves in the Zaniemysl-3 well at 24 billion cubic feet.

Wilga Field
The Wilga-2 well is located on a 250,000 acre concession block where FX Energy is the operator and owns 82%. The well began producing on September 19, 2006; it has three separate productive zones and currently is producing one zone at a time. The I-2 zone produced in September at a rate of 2.0 mmcf of gas and 95 barrels of light crude oil (“LCO”); the L-1 zone is currently producing at a rate of 2.3 mmcf of gas and 125 barrels of LCO; the L-2 zone is expected to go on line shortly at a rate of 2.3 mmcf and 125 barrels of LCO. About mid-November FX Energy plans to begin producing from two zones simultaneously, with an expected combined rate of approximately 4 mmcf/day and 220 barrels of LCO/day. “This is our plateau target for the first year of production at Wilga and with wellhead gas currently selling at $6.00 per mcf, FX Energy should realize gross gas revenues of just over $7 million per year,” said Mr. Pierce. “In addition, we expect to produce 220 barrels per day of LCO that will add about $3 million in gross oil revenues during 2007, assuming Brent stays above $50.”

FX Energy plans to update shareholders on production from the Zaniemysl and Wilga wells after achieving stabilized plateau rates.

Other Operations
The Company also reported two more wells that will test next quarter: the Winna Gora well, now drilling at a depth of 1,200 meters, and the Roszkow well, expected to start drilling later this quarter. In addition, 3-D seismic in the Sroda area is expected to be interpreted in the second quarter of 2007, with two appraisal wells planned to start drilling in the third quarter of 2007. The Company already has a 49% stake in a commercial well in the Sroda area, Sroda-4, that is currently shut-in awaiting results of the 3-D seismic. Finally, the Company announced that the West Bacon Flat well in Nevada is expected to begin drilling in November.

The Company reported a current cash position of approximately $17 million and plans to close on a $25 million credit facility during November 2006.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga field, and more than 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.